Exhibit 99.1

Wabtec Shareholders Approve Company Proposals at Annual Meeting

Pittsburgh, PA, May 20, 2020 – Wabtec (NYSE: WAB) shareholders elected two Directors and approved other company proposals at its Annual Meeting in Pittsburgh. Directors elected were: Rafael Santana and Lee Foster, II.

Additionally, Albert J. Neupaver has been elected to Chairman of the company’s Board of Directors, effective July 1, 2020.  Mr. Neupaver served as Executive Chairman for the past two years and as the company’s CEO from 2006 to 2014.

Shareholders also ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the 2020 fiscal year, approved a non-binding proposal relating to executive compensation and approved an amendment of the 2011 Stock Incentive Plan that increases the number of shares available for awarding under the Plan.

About Wabtec Corporation
Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort.   Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine, and industrial solutions. Based in Pittsburgh, PA, Wabtec has approximately 27,000 employees in facilities throughout the world. Visit:  www.WabtecCorp.com

Wabtec Investor Contact
Kristine Kubacki, CFA / Kristine.Kubacki@wabtec.com / 412-450-2033

Wabtec Media Contact
Deia Campanelli / Deia.Campanelli@wabtec.com / 773-297-0482